Exhibit 99.1

FOR RELEASE

September 5, 2012

Contacts: Rob Stewart	Media Contact: Adam Handelsman
Investor Relations	Managing Director
Tel (949) 480-8300	Lippert/Heilshorn& Associates
Fax (949) 480-8301	(212) 201-6622
ahandelsman@lhai.com

Acacia Research Corporation Names Matthew Vella as President

NEWPORT BEACH, Calif. – (BUSINESS WIRE) –September 5, 2012 – Acacia Research Corporation (Nasdaq: ACTG) announced today that it has named Matthew Vella as President.

Acacia Research Corporation’s CEO, Paul Ryan, commented, “Mr. Vella has been instrumental in the exceptional growth of Acacia’s patent licensing business over the past five years. Matt has continually expanded the scope of his responsibilities and I look forward to working closely with Matt as we continue to grow and expand the business.” Mr. Ryan had previously held the positions of CEO and President and will continue to serve as CEO.

Mr. Vella joined Acacia Research Group in November 2006 as Vice President. He was appointed Senior Vice President in October 2007 and appointed Executive Vice President in October 2011.

Prior to joining Acacia, Mr. Vella was Senior Intellectual Property Counsel for ATI Research, Inc. and held a variety of licensing positions at Nortel Networks, Inc.,culminating in becoming Lead Patent License Counsel for Nortel.Mr. Vella holds a B.S. Degree in Electrical Engineering from Carleton University and a J.D. Degree from the University of Toronto Law School.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue. Acacia Research Corporation’s subsidiaries control over 200 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearchgroup.comand www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements, are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.